===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                            SPATIAL TECHNOLOGY INC.
             (Exact name of registrant as specified in its charter)

       DELAWARE                                        84-1035353
(State of Incorporation)                   (I.R.S. Employer Identification No.)

                          2425 55TH STREET, SUITE 100
                               BOULDER, CO 80301
                                 (303) 544-2900
         (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                ---------------

                     -------------------------------------
                                R. BRUCE MORGAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            SPATIAL TECHNOLOGY INC.
                          2525 55TH STREET, SUITE 100
                               BOULDER, CO 80301
                                 (303) 544-2900
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ---------------

                                   Copies to:
                             MICHAEL L. PLATT, ESQ.
                               COOLEY GODWARD LLP
                          2595 CANYON BLVD., SUITE 250
                             BOULDER, CO 80302-6737
                                 (303) 546-4000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                  CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                           Proposed Maximum           Proposed Maximum
     Title of Class of                                         Offering                  Aggregate                 Amount of
Securities to be Registered   Amount to be Registered      Price per Share (1)        Offering Price (1)         Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, par value          1,850,000 shares             $3.8125                  $7,053,125.00              $1,961.00
     $0.01 per share
==================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based upon the average of the high and low prices of Spatial's common stock as reported the American Stock Exchange on February 16, 1999.

                                ---------------

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION (FEBRUARY 22, 1999)

                                   PROSPECTUS

                            SPATIAL TECHNOLOGY INC.

                                1,850,000 SHARES

                                  COMMON STOCK


    This Prospectus covers 1,850,000 shares of common stock of Spatial Technology Inc. The selling stockholders identified in this prospectus may sell these shares of common stock from time to time on terms to be determined at the time of sale. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

    Our shares trade on the American Stock Exchange under the symbol "STY." On February 19, 1999, the closing sale price of the common stock, as reported on the American Stock Exchange, was $3.50.

    INVESTING IN SPATIAL COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The selling stockholders may sell the shares of Spatial common stock described in this prospectus in public or private transactions, on or off the American Stock Exchange, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. We have agreed to indemnify the selling stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933.

    We will not be paying any underwriting commissions or discounts in the offering of these shares. We will, however be paying for the expenses incurred in the offering of the shares. For their shares, the selling stockholders will receive the purchase price of the shares sold less any agents' commissions and underwriters' discounts and other related expenses. More information is provided in the section titled "Plan of Distribution" on page 18.

    Our address and telephone number are: Spatial Technology Inc., 2425 55th Street, Suite 100, Boulder, CO 80301, (303) 544-2900.

                THE DATE OF THIS PROSPECTUS IS          , 1999.

                               TABLE OF CONTENTS


                                                                                                               PAGE
Where You Can Find More Information..............................................................................1
Disclosure Regarding Forward-Looking Statements..................................................................2
Risk Factors.....................................................................................................2
Use Of Proceeds..................................................................................................7
Business.........................................................................................................8
Selling Stockholders............................................................................................17
Plan Of Distribution............................................................................................18
Legal Matters...................................................................................................19
Experts  .......................................................................................................19


                              -------------------

                      WHERE YOU CAN FIND MORE INFORMATION

    We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Our common stock is quoted on the American Stock Exchange. You can also inspect such materials at the American Stock Exchange, 86 Trinity Place, New York, NY 10006.

    Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

o Annual Report on Form 10-KSB for the year ended December 31, 1998, filed February 22, 1999;

o   Current Report on Form 8-K, filed January 7, 1999; and

o The description of the common stock contained in Spatial's Registration Statement on Form 8-A filed with the SEC under the Securities Exchange Act of 1934.

    You may request a copy of these filings, at no cost to you, by writing, telephoning or e-mailing us at the following address:

                  Spatial Technology Inc.
                  2425 55th Street, Suite 100
                  Boulder, CO  80301
                  (303) 544-2900
                  Attention:  Investor Relations
                  http://www.spatial.com

    This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement.

                              -------------------

    In this prospectus, the "Company," "Spatial," "we," "us," and "our" refer to Spatial Technology Inc. (unless the context requires otherwise).

                                      1.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    Statements about our expectations and all other statements made in this registration statement or incorporated by reference hereby, other than historical facts, are forward-looking statements. Those statements include words such as "anticipate," "estimate," "project," "intend" and similar expressions which we have used to identify these statements as forward-looking statements. These statements appear throughout this prospectus and are statements regarding our intent, belief, or current expectations, primarily with respect to the operations of Spatial or related industry developments. You are cautioned that any such forward-looking statements do not guarantee future performance and involve risks and uncertainties, and that actual results could differ materially from those discussed here and in the documents incorporated by reference in this prospectus. These factors, as and when applicable, are discussed in Spatial's filings with the Securities and Exchange Commission, including its most recent 10-KSB, a copy of which may be obtained from Spatial without charge. See "Where You Can Find More Information."

                                  RISK FACTORS

    An investment in the shares of Spatial common stock being offered by this prospectus involves a high degree of risk. You should not make such an investment if you cannot afford the loss of your entire investment. If any of the events described in the following risks actually occur, our business, financial condition and results of future operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

    In addition to the other information in this prospectus, you should consider carefully the following factors in evaluating Spatial and its business before purchasing any shares of the Spatial common stock.

OUR OPERATING RESULTS FLUCTUATE SUBSTANTIALLY

    Our operating results have fluctuated significantly in the past and we expect them to continue to fluctuate due to factors that affect two of Spatial's principal sources of revenue: license fees and royalties.

    Quarterly revenues from royalties may fluctuate significantly. Revenues from royalties are based on sales by our customers of products incorporating the ACIS 3D modeling software and, therefore, our customers' sales fluctuations are reflected in our royalty revenue stream.

    Quarterly revenues from license fees may be affected by a number of factors, including:

    o   the volume of orders received within a quarter;

    o   demand for our products and the product mix purchased by our customers;

    o   competing capital budget considerations of our customers;

    o   introduction and enhancement of products by us and our competitors;

    o   market acceptance of new products;

    o reviews in the industry press concerning our products or those of our competitors;

    o seasonal factors, such as the timing of new product release, year-end purchasing and trade shows;

    o delays in the introduction or availability of hardware and software products from third parties;

    o changes or anticipated changes in our pricing or that of our competitors; and

    o   general economic conditions.


                                      2.

    In addition, the timing of our license fees fluctuates quarterly because we generally ship products as we receive orders and, therefore, we have little or no backlog. Additionally, we have generally shipped products and recognized most of our license fee revenues near the end of each quarter, thus recognizing the majority of license fee revenue in the last few days of the quarter. Our operating expenses are to a large extent fixed and are based in part on anticipated revenues. As a result, it is difficult for us to reduce expenses in time to compensate for any unexpected revenue shortfall. Accordingly, any significant unanticipated shortfall in sales could materially adversely affect operating results.

    Many of these factors are described in more detail in this "Risk Factors" section.

WE OFFER AN UNDIVERSIFIED PRODUCT LINE TO A CONCENTRATED CUSTOMER BASE

    We generate substantially all of our revenues from license fees, royalties and maintenance and training contracts relating to the ACIS 3D modeling software. Any decline in demand for the ACIS 3D modeling software could materially adversely affect our business, operating results and financial condition. Any of the following factors could cause such a decline in demand:

    o   failure to achieve market acceptance of any new version of ACIS 3D;

    o   increased competition;

    o   technological superiority of a competitor; or

    o our failure to release new versions of ACIS 3D modeling software on a timely basis.

    Historically, most of our revenues have come from sales to a few large CAD software developers such as Autodesk, Baystate Technologies, Inc. and Visionary Design Systems, Inc. Our growth strategy is to target smaller 3D applications software developers. This new market segment may have lower profit margins and higher credit risks than we have experienced previously. Revenues from our current customers may decline, or we may be unable to expand our customer base profitably.

WE DEPEND ON SWIFT AND TIMELY INTRODUCTIONS OF NEW PRODUCTS; PRODUCT ERRORS DELAYS IN PRODUCT RELEASES OR POTENTIAL MAY HURT OUR BUSINESS

    We compete in an industry faced with evolving standards and rapid technological developments. New products are introduced frequently and customer requirements change with technology developments. Our success will depend upon our ability to anticipate evolving standards, technological developments and customer requirements and enhance existing products accordingly.

    Software development is inherently uncertain. We cannot predict the exact timing of a new product shipment or version release on any particular platform; we have experienced delays in the development of certain new products and product versions. Additionally, we utilize third party development partners to facilitate the development of product enhancements and new component extensions. Factors beyond our control may affect our partners' ability to timely deliver product enhancements and new component extensions. Delays in product development may adversely affect our business, financial condition and operating results. Negative reviews of new products or product versions could also materially adversely affect market acceptance.

OUR PRODUCTS MAY CONTAIN UNDETECTED ERRORS

    Our software products may contain undetected errors when first introduced or as new versions are released. In the past, we have discovered software errors in some new products and enhancements after their introduction. We may find errors in current or future new products or releases after commencement of commercial shipments. Any errors, whether we discover them before or after shipment, may result in delay, which could materially adversely affect our business, operating results and financial condition. Although we have not experienced product liability claims by customers in the past as a result of product errors, such claims might be brought against Spatial in the future.


                                      3.

COMPETITION IN OUR INDUSTRY IS INTENSE

    The markets for our products are highly competitive, rapidly changing and subject to constant technological innovation. Participants in these markets face constant pressure to accelerate the release of new products, enhance existing products, introduce new product features and reduce prices. Many of our competitors or potential competitors have significantly greater financial, managerial, technical and marketing resources than us. Actions by our competitors which could materially adversely affect our business, financial condition and results of operations include:

    o   a reduction in product prices;

    o   increased promotion;

    o accelerated introduction of, or the announcement of, new or enhanced products or features;

    o acquisitions of software applications or technologies from third parties; or

    o   product giveaways or product bundling.

    In addition, our present and future competitors may be able to develop comparable or superior products or respond more quickly to new technologies or evolving standards. Accordingly, we may be unable to consistently compete effectively in our markets, competition might intensify or future competition may develop, all of which could materially adversely affect our business, financial condition or results of operations.

WE ARE DEPENDENT UPON KEY PERSONNEL AND THE ABILITY TO HIRE ADDITIONAL
PERSONNEL

    Our executive officers and key employees are vital assets. We do not have employment agreements with any of our executive officers, except for the president and chief executive officer.

    We also depend on our ability to attract, retain and motivate high quality personnel, especially management, skilled development personnel and sales personnel. Competition for skilled development personnel with specialized experience and training relevant to 3D modeling software is intense. There are a limited number of skilled people in the United States with the skills and training we require. As our sales force has grown, we have suffered turnover among our United States sales force that has, in some cases, delayed sales.

    The loss of any of our executive officers or other key employees could materially adversely affect our business, financial condition or operating results. A failure to recruit executive officers or key sales, management or development personnel would similarly harm our growth and competitiveness.

WE ARE DEPENDENT UPON THIRD PARTY DEVELOPERS

    We rely on a number of development partners and third party licensors for the development and enhancement of portions of the ACIS 3D modeling software. Our plans for the future development of the ACIS 3D modeling technology continue to rely on these development partners and third party licensors for further product enhancements and extensions. We share ownership of, or rights to, the technology developed with certain development partners. In certain limited circumstances, these partners may use this technology to compete with us.

    All of our development partners and third party licensors may terminate these agreements under certain circumstances. We may not be able to continue to use the services of our development partners to augment our development capabilities or the technologies of third party licensors in our products, and we may not be able to replace those services or technologies in a timely manner, if necessary. The loss of any third party licensees could also result in delays or cancellations in product shipments until equivalent software can be identified, licensed or developed and integrated with our products.


                                      4.

WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR GROWTH

    The growth in our operations has placed substantial demands on our managerial, operational and financial resources. Our future success will depend upon our ability to:

    o continue to enhance our core 3D modeling technologies and commercialize products using such technologies;

    o   respond to competitive developments;

    o   expand our sales and marketing efforts, and

    o attract, train, motivate and retain qualified management and engineering personnel.

    Although we believe that our systems and controls are adequate for the current level of our operations, we anticipate that we may need to add additional personnel and expand and upgrade our systems and controls to manage possible future growth. The failure to do so could have a material adverse effect upon our business, financial condition and results of operations.

    In the future, we may acquire additional complementary companies, products or technologies. Managing acquired businesses entails numerous operational and financial risks. These risks include the difficulty in assimilating acquired operations, diversion of management's attention and the potential loss of key employees or customers of acquired operations. We may not be able to achieve or effectively manage growth, and failure to do so could materially adversely affect our operating results.

WE MAY BE EXPOSED TO RISKS OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS INFRINGEMENT

    Our proprietary technologies are crucial to our success and ability to compete. We rely on trade secret and copyright laws to protect our proprietary technologies, including our source code, but our efforts may be inadequate to protect our proprietary rights or to prevent others from claiming violations of their proprietary rights. We have no patents with respect to the ACIS 3D modeling technology. Further, effective trade secret and copyright protection may not be available in all foreign countries.

    We generally enter into confidentiality or license agreements with employees, consultants and customers. Additionally, we generally control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our proprietary information is difficult.

    The unauthorized misappropriation of our technology could have a material adverse effect on our business, financial condition and results of operations. If we resort to legal proceedings to enforce our proprietary rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

    We may also be subject to claims alleging infringement by us of third party proprietary rights. Litigating such claims, whether meritorious or not, could be costly. These claims might require us to enter into royalty or license agreements, the terms of which may be unfavorable to us. If we were found to have infringed upon the proprietary rights of third parties, we could be required to pay damages, cease sales of the infringing products and redesign or discontinue such products, any of which could have a material adverse effect on our business, financial condition or results of operations.

A SUBSTANTIAL PORTION OF OUR SALES ARE SUBJECT TO RISKS OF THE INTERNATIONAL MARKET

    International sales represented a substantial portion of our total revenues in 1998. We believe that international sales will continue to represent a significant portion of our total revenues. Inherent risks of conducting business internationally include:

    o   unexpected changes in regulatory requirements;



                                      5.

    o   problems and delays in collecting accounts receivable;

    o   export license requirements, tariffs and other trade barriers;

    o   difficulties in staffing and managing foreign operations;

    o   political instability;

    o   fluctuations in currency exchange rates;

    o   seasonal reductions in business activity; and

    o   potentially adverse tax consequences.

    This reliance on international sales makes our business results particularly vulnerable to changes in overseas markets. These changes are difficult to anticipate and react to and, therefore, may affect us disproportionately.

    Sales of our products currently are denominated principally in U.S. dollars. Accordingly, any increase in the value of the U.S. dollar as compared to currencies in our principal overseas markets would increase the foreign currency-denominated cost of our products, which may decrease our sales in those markets. We have not engaged in any currency exchange hedging practices.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE

    After this registration statement becomes effective, the shares registered hereunder will be eligible for resale in the market without restriction. Sales of any substantial number of shares of our common stock in the public market may have an adverse effect on the market price of our common stock. The average daily trading volume of our common stock has been very low. Any sustained sales of shares by our existing or future stockholders or any increase in the average volume of shares traded in the public market may adversely affect the market price of our common stock.

OUR STOCK PRICE IS HIGHLY VOLATILE

    The market price of our common stock has been highly volatile and is likely to continue to be volatile. Factors affecting our stock price may include: fluctuations in our operating results, announcements of technological innovations or new software standards by us or competitors, published reports of securities analysts, developments in patent or other proprietary rights, changes in our relationships with development partners and general market conditions, especially regarding the general performance of comparable technology stocks. Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

OUR SYSTEMS AND THOSE OF OUR CUSTOMERS MAY NOT BE YEAR 2000 COMPLIANT

    Many currently installed computer systems and software products accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, by the end of this year computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements.

    We have evaluated Year 2000 compliance issues and believe that such issues will not materially adversely impact our products and internal management information systems. Our software products do not incorporate date-sensitive algorithms. Any date codes contained in our software do not affect the functionality of our products. We also incorporate third party software with ACIS 3D, our core product. We have concluded that any date codes contained in such third party software will not materially adversely impact our products.

    In addition, we have evaluated our management information systems and have concluded that they are Year 2000 compliant. Moreover, we manage a low number of transactions because we depend on low volume, high value orders. As a result, we believe that any date-sensitive material contained in our software would not materially adversely affect our


                                      6.

management information systems software. However, to the extent that any of our foregoing assessments are incorrect, the cost of updating the performance of software might materially adversely affect our business, financial condition and results of operations.

    Moreover, Year 2000 compliance issues affecting our customers' products and internal management information systems might have a material adverse effect on our business, financial condition and results of operations. Our customers' Year 2000 compliance is beyond our control. As an OEM provider, our products may be incorporated directly into customers' products. Any Year 2000 issues affecting our customers might, therefore, also affect our sales.


                                USE OF PROCEEDS

    Spatial will not receive any of the proceeds from the sale of Spatial common stock by the selling stockholders.


                                      7.

                                    BUSINESS

GENERAL


    Spatial Technology Inc. ("Spatial" or the "Company") is a leading software developer for modeling, viewing and sharing high-fidelity three-dimensional ("3D") digital geometry. The Company operates predominantly in the manufacturing industry with special focus on the computer-aided design ("CAD"), manufacturing ("CAM"), engineering ("CAE") and architecture ("AEC") markets for 3D modeling software.

    The year 1998 involved important product transitions for Spatial. In addition to many product advancements made to the Company's flagship product, the ACIS(R) 3D Toolkit, the Company made a significant move to begin the development of software solutions for 3D model interoperability. This move was made to capitalize on the Company's perception that there is a rapidly emerging market for 3D CAD model interoperability, and to respond to the requests of many of the Company's traditional OEM customers to make it easier to import non-ACIS models into their ACIS-enabled applications. Spatial closed 1998 with the acquisition of InterData Access Inc. ("IDA") in order to broaden the Company's interoperability expertise and interoperability solutions.

    Entering 1999, the Company offers two families of 3D-enabled software products. These include Component Technologies that address 3D modeling, and Interoperability Solutions that address viewing, exchanging and sharing of 3D CAD models among ACIS-enabled and proprietary engineering applications.

    Spatial maintains its corporate office in Boulder, Colorado from which all executive, marketing, finance, administrative and most research and development functions are executed. The Company has four wholly-owned subsidiaries: Spatial Technology GmbH (Germany), Spatial Technology K.K. (Japan), and Spatial Technology Ltd. (England) each of which assist in regional sales and licensing of the Company's Component and Interoperability products, internationally. A fourth subsidiary, IDA, is also located in Boulder where it executes the Company's Interoperability Solutions strategy and business.

COMPONENT TECHNOLOGIES

    Since its inception in 1986, the Company has specialized in the design, development and marketing of the ACIS 3D modeling software and related component technology. Spatial licenses its 3D software products to OEMs for building commercially available 3D software products and to large manufacturing companies for building in-house proprietary 3D applications. The ACIS 3D modeling engine is also broadly licensed to leading universities and research institutions worldwide and is the foundation for many of the Company's other products.

    The Company licenses its Component Technologies to software developers using a direct sales force headquartered in Boulder, Colorado with sales offices in Monchengladbach, Germany and Tokyo, Japan. Development licenses for the ACIS 3D Software vary in price depending on the licensed functionality and distribution rights. Maintenance services, which include product updates, are available for an annual fee. Most licensees also pay royalties based on a percentage of net revenue received from applications incorporating the ACIS 3D Software.

    The ACIS 3D modeling software is an open, object-oriented technology that provides state-of-the-art modeling capabilities to numerous popular CAD/CAM/CAE software applications. The software has been developed in C++ and employs a modern "plug-in" architecture that lowers the cost for customer integration and for Spatial's in-house development. Spatial's software runs on Microsoft(R) Windows NT (TM), Windows (R) 98 and 95 and the major Unix (R) operating system platforms.

    In 1998, Spatial introduced five product releases of the ACIS 3D Toolkit and introduced several component software products, including IGES (Initial Graphics Exchange Standard), Model Healing, and Deformable Modeling that were well received in the market.

    Today, there are over 480 ACIS licensees worldwide and over 175 ACIS-enabled applications that serve more than 1.3 million end-users, making ACIS one of the most widely used 3D modeling kernels in the world. ACIS end-users can interchange models with other ACIS end-users via the ACIS SAT(TM) file format. The ACIS SAT file format is key to 3D model interoperability among ACIS-enabled applications, including ABAQUS/CAE by Hibbit, Karlsson & Sorensen, Inc., AutoCAD and Mechanical Desktop by Autodesk, Inc., CADKEY by Baystate Technologies, Inc., Grade/CUBE II by Hitachi Zosen Information Systems, GSCAD by Intergraph Corporation, IronCAD by Visionary Design Systems, Inc., Maxwell 3D Field Simulation by Ansoft Corporation, Working Model 3D by MacNeal-Schwendler, TurboCAD Solid Modeler by IMSI, and Vellum Solids by Ashlar Inc.


                                      8.

INTEROPERABILITY SOLUTIONS

    Interoperability of 3D models makes it possible for an end user to employ any 3D CAD model in a variety of design, analysis or manufacturing applications, regardless of which CAD system was used to create the model. Manufacturers throughout the world have 3D model interoperability requirements as they exchange models between departments, divisions and external suppliers. However, interchanging 3D models is significantly more difficult than interchanging different word processor documents because CAD/CAM/CAE suppliers often use different mathematical representations of geometry, operate at different levels of geometric accuracy, and have vastly different data representations. Inadequate interoperability capabilities in the industry have led to a pent-up demand for powerful 3D model interoperability solutions and have led industry analysts to tag interoperability as the most vexing and costly problem faced by the manufacturing industry today.

    Spatial developed a strategy for 3D model interoperability solutions in 1998 after having identified interoperability as a large market opportunity and after receiving requests from many of the Company's OEM and industrial customers for such solutions. Spatial believes that the advantage in solving model interoperability rests in the hands of a 3D modeling company. The Company further believes that its ACIS modeler, whose SAT file format incorporates the highest model precision and geometric coverage, is ideally suited to form the foundation for a broad-based set of interoperability solutions.

    The Company's product strategy identifies ACIS as the foundation technology and calls for three additional technologies: translation software for converting foreign models into ACIS SAT format; healing software to repair inaccurate models; and tolerant modeling extensions to the ACIS modeler to handle inaccurate models that can not be fully healed. These technologies were staffed and targeted for delivery together with ACIS 5.0. In addition, Spatial identified a need for expertise in data translation standards, product data management integration, and enterprise level information technology, all leading to the IDA acquisition in December 1998.

INTERDATA ACCESS, INC. ACQUISITION

    To strengthen Spatial's interoperability expertise and broaden the Company's interoperability solutions, Spatial acquired IDA in December 1998 by issuing 1.4 million shares of Spatial's common stock in exchange for all of the outstanding common stock of IDA. The acquisition has been accounted for as a pooling of interests.

    The IDA acquisition strengthened Spatial's interoperability solutions and expertise as IDA is recognized as a strategic provider of 3D product data viewing, exchange software, and consulting services to Fortune 500 industrial companies worldwide. IDA's most popular products include IntraVISION(TM), Data Exchange Manager and IGES Quality Control & Development tools to enhance the implementation of model translation support using the IGES standard. Customers of IDA's software solutions and consulting services include BMW AG, The Boeing Company, Harley-Davidson Motor Company, Motorola, Inc., Hitachi, Ltd., Bombardier Inc., Caterpillar Inc., Diebold Incorporated, Northrop Grumman Corporation, Silicon Graphics, Inc., and General Electric Company.

    The Company's Interoperability Solutions are marketed to both its traditional OEMs and to large manufacturing enterprises for use by engineers and other corporate users to access, view, manipulate and exchange 3D model data as it moves through the product engineering process. The product engineering process involves moving products from initial concept to a manufactured product. Interoperability Solutions are targeted toward users and applications throughout this process.

    Spatial's Interoperability Solutions may be used as stand-alone products, or "clients", often connected through the Internet, corporate intranet or world-wide web to in-house interoperability applications, or "servers." These interoperability tools can be combined with other Spatial component technologies and integrated with corporate data repositories such as Product Data Management (PDM) or Manufacturing Resource Planning (MRP) systems to form total interoperability solutions. As such, the Company's Interoperability Solutions and Component Technologies work together to provide efficient methods of sharing and accessing product data throughout the engineering and manufacturing processes, helping companies reduce cost and improve time to market.

THREE-DIMENSIONAL MODELING OVERVIEW

    3D modeling refers to the ability to create, modify and manipulate 3D objects digitally on a computer. The data used to describe a 3D model can vary dramatically from system to system. The shape of a 3D object (geometry) is usually described using mathematical definitions of curves and surfaces which includes their position in space. Visual attributes such as color, material, textures and light reflectance can be attached to curves and surfaces of a model to further describe an object when it is rendered on a computer display monitor. General purpose attributes such as cost, supplier, and density are also often attached to models to more fully describe a product's characteristics. With 3D solid modeling, rigorous definitions of volumes are maintained in addition to the mathematical definition of curves and surfaces, thereby enabling the modeling of form features, dimensions and

                                      9.

constraints, plus the automatic calculation of mass, moments, weights, interference and other physical properties. As a result, 3D applications employing solid models can incorporate more accurate, lifelike and intuitive modeling capabilities than other modeling technologies. The Company's ACIS 3D modeling software enables all of the above in that it supports the modeling of curves, surfaces and solids and general purpose attributes in one unified environment.

    Historically, CAD has been the primary market for 3D modeling software, and the use of 3D modeling for CAD applications has become widespread. Today, 3D modeling software is extending beyond the CAD market and is increasingly affecting the way people communicate, work, learn and play. 3D modeling software is already playing a key role in product engineering and manufacturing process improvements worldwide, and product data interoperability, and related technologies, are emerging as a key growth area throughout the industry.

PRODUCT DATA INTEROPERABILITY

    Nearly all manufacturing organizations in both the public and private sector use multiple CAD/CAM/CAE (CAx) software products and multiple data formats to model product designs. Each of these systems produces 3D model assets that are unique to each combination of product, application and user. Problems are caused when a user or division wants to share product model information with another, because each CAx system provides a different set of modeling capabilities, and operates at a different level of geometric accuracy and model integrity. These problems are compounded as enterprise manufacturers distribute their development worldwide and outsource more work to suppliers of various size and capability, each of whom has yet another combination of CAx systems. The larger the enterprise, the larger and more costly the problem - more combinations of CAx systems, larger dependence on external suppliers and global distribution of manufacturing facilities, some of which had been acquired at some time with their own set of CAx systems.

    Interoperability is the ability for a product model to be shared amongst different CAx systems from different vendors, regardless of which CAx system created it. Interoperability requires that the underlying data model sufficiently span the combined requirements of each of the systems and processes that will interact with the product model. Providing mission-critical technologies that enable enterprise manufacturers to exchange these valuable manufacturing assets between and among their various operations and suppliers will be beneficial throughout the manufacturing and defense sectors of the world, leading to cost savings and other derivative benefits.

    The Company sees convergence between the requirements for this enterprise interoperability market and its current and planned products, sales channel and customer base. Many of Spatial's OEM customers have identified an improved capability to import and manage 3D models from a wider variety of sources as one of their most important business requirements. These customers believe that such "interoperability" technology would enhance their ability to sell their ACIS-enabled products to the world's manufacturing industry. In addition, the Company believes the rapid growth of powerful personal computers with advanced 3D graphics capabilities, coupled with strong demand for solutions to these interoperability problems, will open significantly broader markets for its software products. Thus, as a complementary target market, the Company also plans to leverage the strengths of its products and business model to target this new business opportunity.

PRODUCTS AND TECHNOLOGY

    Spatial develops 3D modeling software, complementary products and consulting services. Spatial's products and services help optimize engineering processes in companies by enabling commercial software companies to create more advanced, less expensive product modeling software products, and by enabling cost-effective access, exchange and sharing of product data throughout the manufacturing enterprise.

    The Company's principal products include the ACIS 3D modeling engine and associated optional component extensions. The ACIS 3D modeling engine, often referred to as the ACIS "Kernel", is used for the creation, definition and manipulation of 3D shapes. ACIS component extensions, also called "Husks", enhance the modeling engine by providing optional, more advanced or targeted functionality. The ACIS 3D Toolkit provides a suite of component extensions packaged with the modeling engine. This packaging allows developers to shorten the overall development process for 3D software applications, reducing their development costs and time to market.

    The Company's ACIS 3D modeling software is designed as an open, component-based software technology that is compatible with the most popular computing platforms. Open architecture allows commercial or corporate software developers to integrate the ACIS 3D modeling engine and component extensions with other "best of breed" applications and tools. This allows these developers to better address the requirements of specific markets, products and applications. In addition, the ACIS SAT data format has become established as a de-facto industry standard that allows end-users to share 3D models created with different ACIS-enabled applications.

    The Company's Interoperability Solutions provide product data viewing and exchange software for end-users in large manufacturing companies.
Interoperability Solutions and consulting services enable customers to optimize


                                      10.

engineering processes by providing efficient methods of sharing and accessing product data throughout the design and manufacturing process.

    In addition, the Company provides consulting services to assist software developers in the effective use, implementation and deployment of products based on their enabling products.

    ACIS 3D MODELING ENGINE

    The ACIS 3D modeling engine is the Company's flagship product and provides the foundation for many of the Company's other products. ACIS enables solid, surface and wire-frame modeling in a single modeling environment. The ACIS 3D modeling engine uses a boundary-representation data format to accurately represent the volume of a 3D model and uses a mathematical definitions of curves and surfaces to model the shape of a model. This technique offers greater precision than other 3D modeling techniques, such as wire-frame, planar-facet and surface modeling techniques, and is better at producing complex objects with smooth flowing lines, resulting in richer, more physically realistic models.

    The informational completeness of ACIS models allows software applications to calculate many other physical properties such as strength, center of gravity, mass, flexibility and momentum. As a result, 3D applications employing ACIS 3D models can incorporate many operations for building, manipulating and analyzing 3D shapes.

    ACIS COMPONENT TOOLKITS

ACIS 3D Toolkit

    The ACIS 3D Toolkit has been designed for rapid, low cost development of 3D software applications. The ACIS 3D Toolkit consists of the ACIS 3D modeling engine and a suite of component extensions to prototype and/or develop applications that make it easy to create, manipulate, visualize and interact with 3D models. Component extensions internal to the 3D Toolkit include geometry construction, which facilitates the creation of geometric shapes, graphical interaction, a graphical user interface for modeling, and basic rendering, which applies shading, coloring and other visual features to the model. The ACIS 3D Toolkit provides a powerful LISP-based scripting language allowing the Company's customers to quickly prototype ACIS-enabled 3D applications. Applications developers may also utilize an Applications Procedural Interface and direct C++ access to tightly integrate the functionality of the ACIS 3D modeling software into their 3D applications.

    The Company offers its customers development licenses for the ACIS 3D Toolkit which range in price depending on the licensed functionality and distribution rights. Optional maintenance services, including product updates, are available for an annual fee. In addition, most licensees are required by their license agreements to pay royalties typically based on a percentage of the net revenue generated by their sales of applications incorporating the ACIS 3D Toolkit.

Optional Component Extensions ("Husks")

    In addition to the component extensions packaged with the ACIS 3D Toolkit, the Company offers a series of optional component extensions, or "Husks", that provide more advanced and specifically targeted functionality for the ACIS 3D Toolkit. The introduction of new component extensions also enables the Company to market new products to new and existing customers. Optional component extensions are priced separately from the ACIS 3D Toolkit. Examples of component extensions include:

    o ADVANCED BLENDING. Advanced Blending allows users to seamlessly connect or "blend" especially complex combinations of two or more curves or surfaces. This component extension was developed to meet the advanced design requirements necessary for consumer product, automotive and aerospace design, where smooth, flowing surfaces are critical.

    o DEFORMABLE MODELING. Deformable Modeling is an interactive sculpting tool for creating and manipulating free-form curves and surfaces using forces, pressures and constraints. Its local and global editing features allow natural manipulation of B-spline and NURB curves and surfaces to achieve a high level of artistic design while retaining the ability to generate a precise machinable surface.

    o LOCAL OPERATIONS. Local Operations are an advanced editing tool enabling developers to easily modify features of a model after it has been constructed. For example, features such as holes can be resized or relocated on a model or removed completely. This component extension has broad application throughout the mechanical marketplace, particularly in manufacturing design.


                                      11.

    o SHELLING. Shelling offers the ability to convert a solid volume to a thin-walled volume by "shelling" out the inside of an object. Since it is usually faster to model an object as a solid volume and then remove the interior contents, shelling reduces design time. For example, this component extension can be used to design thin-walled plastic parts, such as a computer monitor casing or a telephone handset.

    o MODEL HEALING. Many 3D models from legacy systems and models that have been transferred through neutral file formats can have varying levels of precision. These models can be inaccurate and, consequently, unusable in many high-performance modeling applications. ACIS Healing Husk provides the ability to "heal" (repair) these models. The Husk detects and corrects a large percentage of tolerance inaccuracies in a model's geometry. Healing allows users to turn inaccurate models into precise ACIS models that can easily be shared between different design environments or with downstream applications that require exact models, such as computer-aided manufacturing (CAM).

    o IGES TRANSLATION. IGES Translation provides the functionality for exchanging geometric data in IGES format, between proprietary applications and precision ACIS-enabled applications. This component also performs limited cleanup and repair of models and compensates for some of the subtle differences between IGES implementations. It also provides user-controlled options to tune the import and export of IGES files.

    o VDA-FS TRANSLATION (standard for the transfer of surface data defined by the German Automotive Manufacturers Association). VDA-FS Translation provides the functionality for exchanging geometric data in VDA-FS file format between proprietary applications and precision ACIS-enabled applications. This component performs limited cleanup and repair of the model and compensates for some of the subtle differences between VDA-FS implementations. It also provides user-controlled options to tune the import and export of VDA-FS files.

    ACIS INTEROPERABILITY SOLUTIONS

In 1998, the Company undertook the development and marketing of interoperability solutions to both its traditional OEM's and to large manufacturing organizations. These Interoperability Solutions are designed to help customers use and share 3D content in different areas of an organization. In addition, Interoperability Solutions create demand for ACIS-enabled applications and ACIS 3D content, thus driving sales of the Company's ACIS 3D Toolkit and generating royalty revenues for the Company.

IntraVISION

IntraVISION provides users with a single tool to access various forms of product data (legacy information, plot files, documents and CAD models) produced from a variety of different applications, enabling them to share, communicate and review data used in the creation, support and maintenance of manufactured products. IntraVISION preserves the intelligence found in the native CAD/CAM file. This enables users the ability to view, measure, markup and manipulate the accurate data of original designs and concurrent engineering processes.

IGES Quality Control and Development Tools

Composed of three products, the IGES Toolkit provides tools for developing high-level IGES engineering applications. These components are IGESVIEW, IGES Parser/Verifier, and IGESXpert. IGESVIEW is a graphics viewer for the display, interrogation and manipulation of IGES files in their graphical form. The IGES Parser/Verifier is a detailed analysis utility for checking conformance of an IGES file to the IGES specification and to the CALS and JAMA subsets. IGESXpert is a powerful IGES file browser and editor for the examination, flavoring, and repair of IGES files.

ACIS 3D Open Viewer

In 1997, the Company introduced the ACIS 3D Open Viewer. The Viewer is an end-user application that allows users to view models created by any ACIS-enabled application. ACIS 3D Open Viewer provides basic visualization functions for 3D CAD models and serves as a "bridge" to Microsoft Office applications, allowing users to embed 3D content within their documents and presentations.

    DEVELOPMENT CONSULTING SERVICES

    Spatial provides consulting services to both Toolkit and Interoperability products customers to help the full spectrum of Spatial customers integrate Spatial's products into their enterprise or customize Spatial's products to address their unique requirements.


                                      12.

    TRAINING

Spatial offers comprehensive basic and advanced training classes in the use of OEM and interoperability products. Seminars and focused training materials are being developed for component extensions (Husks) to the ACIS 3D toolkit.

    OEM CONSULTING

Expert consultants are available to further accelerate the delivery of ACIS-enabled applications to market by our OEM customers. These services include assistance with application design, prototype product and code reviews, and shared development.

    PRODUCT DATA CONSULTING

Interoperability customers can avail themselves of our extensive background in developing and providing a variety of custom solutions to product data integration problems. Coupled with our Interoperability solutions, Spatial offerings include:

    o   Data exchange services
    o   Viewing and PDM integration
    o   Enterprise data modeling
    o   Development and implementation of data sharing environments

CUSTOMERS

    The Company's customer base of over 2200 licensees generally falls into one of four categories:

    (i) software developers who create commercial ACIS-enabled products for resale

    (ii) large enterprise manufacturing companies who use the Company's Component Toolkits for internal development of interoperability or 3D modeling applications

    (iii) large enterprise manufacturing companies who use the Company's Interoperability Solutions to access, exchange and share product data throughout their engineering and manufacturing processes, to reduce their cost of innovation and product development

    (iv)  leading universities and research institutions.

    Software application developers represent the majority of the Company's current customer base and revenue from Component Toolkits. The Company's Component Toolkit sales to enterprise developers are important because they create demand for ACIS 3D modeling technology by encouraging additional commercial software developers to produce more ACIS-enabled applications. In addition, sales to universities and research institutions have served valuable roles as (i) a training ground for future software developers for both the commercial software and enterprise manufacturing industries, (ii) a "global incubator" for design ideas incorporated by the Company, and (iii) a useful mechanism to educate staff and students in ACIS 3D modeling technology and motivate its use in academic research.

    In order to encourage the adoption of the ACIS 3D modeling technology by the CAD market, in June 1991 the Company entered into a strategic relationship with Autodesk Inc. Pursuant to the Company's agreements with Autodesk, the Company granted a perpetual nonexclusive license of the ACIS 3D modeling engine for use in Autodesk's family of products. Autodesk paid the Company an initial license fee and is required to pay the Company royalties on a quarterly basis for products sold which incorporate the Company's ACIS 3D modeling software. In addition, Autodesk is required to pay maintenance fees which entitle Autodesk to license product upgrades as they are released. Either party may terminate upon material breach of the agreement. During 1996, 1997 and 1997 Autodesk accounted for 10%, 11%, and 11% of total revenue, respectively.

    Spatial acquired IDA in December 1998 to help accelerate its ability to deliver interoperability solutions, and to create demand for ACIS-enabled applications and ACIS 3D content within manufacturing companies, thus driving sales of the Company's ACIS 3D Toolkit and generating royalty revenues for the Company. IDA's customer base of over 1800 industrial manufacturing companies provide a significant realizable market for Spatial's Component Toolkit and Interoperability Solutions.

RESEARCH AND PRODUCT DEVELOPMENT

    The Company believes that its continued growth will depend in large part on its ability to maintain and enhance its current products, develop new products and maintain technological competitiveness. The Company has built a development group with specialized expertise in geometric modeling techniques, advanced mathematics and C++


                                      13.

programming techniques. Spatial finished 1998 with 64 people in software development, including third party developers, 22 of whom have doctorates. The development organization is recognized as one of the technology centers of excellence for 3D modeling worldwide. During 1996, 1997, and 1998 research and development expenses were $4.2 million, $4.6 million, and $5.7 million, respectively.

    To maintain and improve its competitive position, the Company is committed to providing its customers technological innovations and product upgrades. In April 1998, the Company released ACIS 4.0, which dramatically improved the performance of the product, providing customers with additional competitive advantages in the 3D marketplace. The Company has since executed an aggressive schedule of follow-up releases approximately every two to three months, to extend it's leading position in the marketplace. In January 1999, the Company released version 5.0 of the ACIS 3D Toolkit, again extending the functionality and performance of its flagship product.

    The Company identifies customer requirements for product enhancements and new products through an analysis of current customer requests communicated through the Technical Support Department and new customer requests communicated through the Sales and Marketing Department. In order to enhance the level of communication with its customers, the Company holds an annual developer conference. See "Risk Factors - We Depend On Swift And Timely Introductions of New Products; - Our Products May Contain Undetected Errors."

    The Company augments its internal development capabilities through a network of development partners possessing geometric modeling expertise. The Company has development relationships with recognized leaders in 3D modeling. The Company typically co-owns the technology with the development partner and has the exclusive right to market and distribute that technology.

    The Company also resells certain rendering component extensions from other third party software developers. Although the Company has a license to distribute these products, the developer retains ownership of this software and there can be no assurance that the Company will be able to control the development of such extensions.

SALES, MARKETING AND DISTRIBUTION

    To date, the Company has focused its sales, marketing and distribution efforts primarily on the CAD software market. The Company has also marketed and sold its 3D modeling software to emerging 3D markets including multimedia, technical documentation, architecture, virtual reality, animation, and professional filmmaking. Beginning in late-1998, with the emergence of new products that address interoperability problems in manufacturing companies, and with the acquisition of IDA and its products that target these same companies, the Company expects to expand its sales, marketing and distribution to include large discrete manufacturing companies worldwide.

    The Company markets its Component Toolkits to software developers worldwide through a direct sales force serviced by the Company's Boulder, Colorado facility and its sales offices in Monchengladbach, Germany and Tokyo, Japan.

    The Company's sales cycle for new customers of its Component Toolkits is generally three to nine months. Following identification of a prospect, the Company trains prospects in design and programming techniques. The sales cycle then entails a preliminary agreement that, for a fee, entitles the customer to a one to three month limited license primarily for product evaluation. Following a satisfactory evaluation, the Company typically licenses the ACIS 3D modeling software and other components on a non-exclusive, perpetual use basis. The Company generally ships products as orders are received and, therefore, has little or no backlog. See "Risk Factors--Our Operating Results Fluctuate Substantially."

    The market for the Company's ACIS Interoperability Solutions has significantly different characteristics than the Component Toolkits. In addition, the Company anticipates a much broader market base for ACIS Interoperability Solutions. Thus Spatial expects to use a multi-channel distribution model for Interoperability Solutions, employing a combination of the Company's existing direct sales force and value-added resellers who provide local sales and support, worldwide.

    The Company's sales cycle for Interoperability Solutions is generally shorter than for Component Toolkits. Smaller unit purchases are often made in a few weeks, while larger purchases are generally more "corporate" in nature and often follow the implementation of database, product data management (PDM) and related software purchases. These large corporate agreements often take many months to unfold but are typically large in scale and scope.

    For its Interoperability Solutions, the Company uses all common merchandising techniques, such as advertising, direct mail and trade shows, with good return on marketing investments. The Company also uses extensively a web-based distribution model for demonstration versions of its Interoperability Solutions. A typical prospect contacts Spatial either by responding to its direct marketing, or personally accesses and downloads demonstration versions of one or more products, after which contact is made to the Company's sales force or VAR channel.


                                      14.

    In addition, the Company believes that users targeted for ACIS Interoperability Solutions will purchase substantial numbers of products over the Internet. Accordingly, the Company anticipates marketing ACIS Interoperability Solutions through the Internet, leading electronic catalogs, feature story writing for visual programming trade publications, and attendance at key conferences. Furthermore, the Company expects to provide add-on Component Products ("plug-ins") through its web site for purchase and download directly by prospects with little or no intervention.

CUSTOMER SERVICE AND SUPPORT

    The Company believes that customer service and support is critical to the success of its products. Customer phone calls or e-mails are answered and managed by support professionals who review customer communications with the appropriate development group and coordinate the response to the customer.

    As part of its licensing arrangements for all products, the Company offers maintenance services including technical updates and product support. To date, a majority of customers have purchased these maintenance services which are offered on a renewable basis for an annual fee. These services allow customers full access to the products they have licensed, including all new releases, telephone support and other support required to utilize the Company's products effectively.

COMPETITION

    The markets for the Company's products are highly competitive, subject to rapid change and characterized by constant demand for new product features and pressure to accelerate the release of new products and product enhancements and to reduce prices.

    COMPONENT TOOLKIT COMPETITION

A number of companies currently offer products that compete directly or indirectly with one or more of the Company's products. These companies include, among others, Shape Data, Ltd. (a subsidiary of Unigraphics.) and Ricoh Corp. In addition, the Company also competes with in-house proprietary development programs producing modeling tools and 3D products. While the Company is not aware of any competitor providing solid modeling tools to the visual programming market, other companies may have introduced other modeling technologies to this market. Many of the Company's competitors or potential competitors have or may have significantly greater financial, management, technical and marketing resources than the Company. A variety of potential actions by any of the Company's competitors, including announcement or accelerated introduction of new or enhanced products or features, increased promotion or a reduction of product prices could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company's present and future competitors may be able to develop products comparable or superior to those offered by the Company or adapt more quickly than the Company to new technologies or evolving market requirements. The Company believes that the primary competitive factors affecting the market for the Company's products include performance, features, quality, name recognition, reputation, access to channels of distribution, the quality of documentation, customer support and price. Although the Company believes that it competes favorably with respect to these factors, there can be no assurance that the Company will be able to continue to compete effectively with respect to these or any other competitive factors. See "Risk Factors--Competition In Our Industry Is Intense."

INTELLECTUAL PROPERTY

    The Company regards its technology as proprietary and relies primarily on a combination of copyright, trademark and trade secret laws, employee and third party nondisclosure agreements, and other intellectual property protection methods to protect its products and technology. The Company has no patents with respect to its ACIS 3D modeling technology. The Company believes that the ownership of patents is not presently a significant factor in its business and that its success does not depend on the ownership of patents, but primarily on the innovative skills, technical competence and marketing abilities of its personnel. Existing copyright laws afford only limited protection, and it may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or obtain and use information that the Company regards as proprietary. The Company licenses portions of the technology used in the ACIS 3D modeling engine and component extensions. See "Business--Research and Product Development." The Company also resells certain component extensions of third party software developers. See "Risk Factors--We Are Dependent on Third Party Developers" and "--We May Be Exposed To Risks Of Intellectual Property and Proprietary Rights Infringements."

    While the Company is not aware that any of its products infringe the proprietary rights of any third parties, there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that it could increasingly be subject to such claims as the number of products and competitors in the 3D modeling software market grows and the functionality of such products overlaps with other

                                      15.

industry segments. See "Risk Factors-- We May Be Exposed To Risks Of Intellectual Property and Proprietary Rights Infringements."

EMPLOYEES

     As of December 31, 1998, the Company had 102 full-time employees, including 54 in product development, quality assurance and technical support, 34 in sales and marketing and 14 in administration. The Company's employees are not subject to any collective bargaining agreements, and the Company believes its relations with its employees are good.





                                      16.

                              SELLING STOCKHOLDERS

    The following table sets forth the names of the selling stockholders, the number of shares of Spatial common stock owned by each of them as of the date of this prospectus and the number of shares of Spatial common stock which may be offered pursuant to this prospectus. The selling stockholders may offer all, some or none of their shares of Spatial common stock.


                                SHARES BENEFICIALLY OWNED         SHARES BEING      SHARES BENEFICIALLY OWNED AFTER
NAME                             PRIOR TO OFFERING(1)(2)            OFFERED                  OFFERING (2)
--------------------------      -------------------------         ------------      -------------------------------
                                 NUMBER         PERCENT                                NUMBER             PERCENT
                                 ------         -------                                ------             -------
William Turcotte(3) (4)          715,000         7.69%              665,000            50,000                *
ProSTEP                          665,000         7.19%              665,000              0                   0
Produktdatentechnologie
GmbH(4)
Robert Crawford(4)                35,000           *                 35,000              0                   0
Charlene Hess(4)                  35,000           *                 35,000              0                   0
Ian Braid(5)                      33,333           *                 33,333              0                   0
Judith Braid(5)                   50,000           *                 50,000              0                   0
Brendel W. Lang(5)                41,667           *                 41,667              0                   0
Charles A. Lang(5)                41,667           *                 41,667              0                   0
Alan Grayer & Joan                83,333           *                 83,333              0                   0
Grayer(5)
Richard Sowar(6)                 401,968         4.26%              200,000           201,968              2.14%

*  Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable upon exercise of options currently exercisable, or exercisable within 60 days of the date of this prospectus, are deemed outstanding for computing the percentage of the person holding such securities but are not outstanding for computing the percentage of any other person. Subject to community property laws where applicable, the persons named in the above table have sole voting and investment power with respect to all shares of Spatial common stock shown as beneficially owned by them.
(2) Although the selling stockholders have not expressed a specific intention as to the number of shares of common stock to be sold, the table shows the beneficial ownership that would result if all such shares were sold. Percentage calculations are based upon 9,252,291 shares of Spatial common stock outstanding as of January 29, 1999.
(3) William Turcotte has served as an executive officer of the Company as Vice President, Enterprise Division since January 26, 1999. Of the 715,000 shares of common stock owned by Mr. Turcotte, (a) 221,666 shares are subject to repurchase by the Company until fully vested on December 31, 1999 and (b) 50,000 shares are issuable upon exercise of a stock option that is currently exercisable.
(4) William Turcotte, ProSTEP Produktdatentechnologie GmbH, Charlene Hess and Robert Crawford (the "IDA Selling Shareholders") previously held shares of IDA. On December 23, 1998, Spatial acquired all the capital stock of IDA in exchange for shares of the Company's common stock pursuant to a Stock Purchase Agreement among Spatial, IDA and the IDA Selling Shareholders (the "IDA Purchase Agreement"). Pursuant to the IDA Purchase Agreement, each of the IDA Selling Shareholders, in exchange for their shares of common stock of IDA, received the shares of the Company's common stock set forth in the table above. Each of the IDA Selling Shareholders who were employees of IDA has been offered employment with, and is now employed by, Spatial.
(5) On December 31, 1997, the Company issued an aggregate of 250,000 shares of the Company's common stock to persons affiliated with Three-Space Limited (the "TSL Shareholders"), a limited company organized under the laws of England ("TSL"), pursuant to the Development Agreement, between the Company and TSL, dated December 31, 1997 (the "Development Agreement"). Pursuant to the Development Agreement, each of the TSL Shareholders received the shares of the Company's common stock set forth in the table above.
(6) Includes 180,833 shares issuable upon exercise of stock options that are currently exercisable. Mr. Sowar is a party to the Investors' Rights Agreement among the Company and the parties named therein, dated as of February 4, 1993 (the "Investors' Rights Agreement"), pursuant to which Mr. Sowar has registration rights with respect to a portion of the shares of the Company's common stock set forth in the table above.


                                      17.

                              PLAN OF DISTRIBUTION

    Spatial is registering the shares offered by the selling stockholders hereunder pursuant to covenants and contractual registration rights contained in the IDA Purchase Agreement, the Registration Rights Agreement, by and between the Company and TSL, dated December 31, 1997 (the "Registration Rights Agreement"), and the Investors' Rights Agreement. The selling stockholders may sell all, some or none of the shares of Spatial common stock offered by this prospectus from time to time directly to purchasers in one or more transactions. Sales may be made on the American Stock Exchange or in private transactions or in a combination of such methods of sale. Such transactions may be at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees of commissions in connection therewith.

    Any of the selling stockholders may from time to time offer shares of Spatial common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholders and the purchasers of the shares for whom they may act as agent. Each selling stockholder will be responsible for payment of commissions, concessions and discounts of underwriters, dealers or agents. The aggregate proceeds to the selling stockholders from the sale of the shares of Spatial common stock offered by them will be the purchase price of such shares less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. Spatial will not receive any of the proceeds from this offering. Alternatively, the selling stockholders may sell all or a portion of the shares of Spatial common stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers. Transactions through broker-dealers may, including block trades in which brokers or dealers will attempt to sell the shares of Spatial common stock as agent but may position and resell the block as principal to facilitate the transaction, or one or more underwritten offerings on a firm commitment or best effort basis.

    From time to time, the selling stockholders may transfer, pledge, donate or assign shares of Spatial common stock to lenders or others and each of such persons will be deemed to be a "selling stockholder" for purposes of the prospectus. The number of the selling stockholders' shares beneficially owned by a selling stockholder who transfers, pledges, donates or assigns shares of Spatial common stock will decrease as and when they take such actions. The plan of distribution for selling stockholders' shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

    A selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares of Spatial common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distribution of the shares of Spatial common stock by such broker-dealers. In addition, the selling stockholder may, from time to time, sell short the shares of Spatial common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales. The selling stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of the shares of Spatial common stock to the broker-dealers, who may then resell or otherwise transfer such shares. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares as loaned or upon a default may sell or otherwise transfer the pledge shares.

    The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of Spatial common stock offered hereby may be deemed to be underwriters within the meaning of the Securities Act of 1933 (the "Securities Act"), and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

    In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. There is no assurance that any selling stockholder will sell any or all of the shares of Spatial common stock described herein, and any selling stockholder may transfer, devise or gift such securities by other means not described herein.

     To the extent required, the specific shares of Spatial common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or


                                      18.

underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. Spatial entered into a stock purchase agreement in connection with exchange of the shares of common stock which required it to register the shares of Spatial common stock under applicable federal and state securities laws under certain circumstances and at certain times. The stock purchase agreement provides for cross-indemnification of the selling stockholders and Spatial and their respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the shares of Spatial common stock, including liabilities under the Securities Act, and to contribute to payments the parties may be required to make in respect thereof.

    Pursuant to the terms of the IDA Purchase Agreement, the Registration Rights Agreement and the Investors' Rights Agreement, Spatial has agreed to register shares of Spatial's common stock held by the IDA Shareholders, the TSL Shareholders and the parties to the Investors' Rights Agreement under applicable federal and state securities laws. Pursuant to those agreements, the Company has filed a registration statement related to such shares offered hereby. Spatial has agreed to keep such registration statement effective until the completion of the sale of the Company's common stock held by the IDA Shareholders in the case of the Purchase Agreement, for a period of up to ninety days in the case of the Registration Rights Agreement and for a period of up to one hundred twenty (120) days in the case of the Investors' Rights Agreement. The Company will pay substantially all of the expenses incurred by the selling stockholders and the Company incident to the offering and sale of the shares of the Company's common stock, excluding any underwriting discounts or commissions. Such expenses are estimated to be $60,000.00.

                                 LEGAL MATTERS

    The validity of the shares of Spatial common stock offered hereby will be passed upon for Spatial by Cooley Godward LLP, Boulder, Colorado.

                                    EXPERTS

    The financial statements of Spatial as of December 31, 1997 and 1998, and for each of the years in the three year period ended December 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                      19.

    NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE NOTES OR CONVERSION SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES OR CONVERSION SHARES TO ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR IMPLY THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           --------------------------

                                1,850,000 SHARES

                            SPATIAL TECHNOLOGY INC.

                                  COMMON STOCK

                           --------------------------

                                   PROSPECTUS

                           --------------------------

                                             , 1999

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee and the AMEX filing fee.


Registration fee                                            $   1,961
AMEX filing fee                                             $  17,500
Printing and engraving expenses                             $   1,000
Legal fees and expenses                                     $  30,000
Accounting fees and expenses                                $   7,500
Miscellaneous                                               $   2,039
                                                            ---------
         Total                                              $  60,000

ITEM 15.       INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Under Section 145 of the Delaware General Corporation Law, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended ("Securities Act").

    The registrant's Bylaws also provide that the registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law.

    In addition, the registrant's Restated Certificate of Incorporation ("Restated Certificate") provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the registrant, for act or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    The registrant has entered into indemnification agreements with each of its directors and executive officers that require the Company to indemnify such persons to the fullest extent authorized or permitted by the provisions of the Restated Certificate and Delaware law against expenses, judgements, fines, settlements and other amounts actually and responsibly incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or other agent of the registrant or any of its affiliated enterprise. Delaware law permits such indemnification, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, the registrant maintains director and officer liability insurance which, subject to certain exceptions and limitations, insures directors and officers for any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act in their respective capacities as directors and officer of the registrant.

    At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 16.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT
NUMBER         DESCRIPTION OF DOCUMENT
-------        ---------------------------------------------------------------
3(i).3*        Restated Certificate of Incorporation.
3(ii).5*       Bylaws.
4.1            Reference is made to Exhibits 3(i).3 and 3(ii).5.
5.1            Opinion of Cooley Godward LLP.
10.3*          Investors' Rights Agreement, by and among Spatial and the
               investors listed on Schedule A thereto, dated as of February 4,
               1993.
10.31**        Registration Rights Agreement, by and between Spatial and Three
               Space Limited, dated as of December 31, 1997.
10.33***       Stock Purchase Agreement, by and between Spatial, IDA and the
               IDA Selling Shareholders named therein, dated as of December 23,
               1998.
23.1           Consent of KPMG LLP.
23.2           Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1           Power of Attorney. See signature page.

*Incorporated by reference to the registrant's Registration Statement on Form SB-2, File No. 333-5416-D, as amended.

**Incorporated by reference to the registrant's Current Report on Form 8-K, File No. 000-28842, filed on January 16, 1998.

***Previously filed with the Securities and Exchange Commission as an exhibit to the Schedule 13D (File No. 005-47261) filed by William Turcotte II on January 4, 1999 and incorporated herein by reference thereto.


ITEM 17.       UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the registration statement;

              (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              Provided however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (7) (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boulder, State of Colorado, on February 22, 1999.

                            By:  /s/ R. Bruce Morgan
                               ---------------------------------------
                                 R. Bruce Morgan
                                 President and Chief Executive Officer


                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints R. Bruce Morgan and Todd S. Londa his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the registration statement on Form S-3, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                               TITLE                                    DATE

                 /s/ Richard M. Sowar                   Chief Technical Officer and Chairman      February 22, 1999
------------------------------------------------------  of the Board of Directors
                   Richard M. Sowar


                 /s/ R. Bruce Morgan                    President, Chief Executive Officer and    February 22, 1999
------------------------------------------------------  Director (Principal Executive and
                   R. Bruce Morgan                      Financial Officer)


                  /s/ Todd S. Londa                     Vice President, Administration,           February 22, 1999
------------------------------------------------------  Corporate Controller and Secretary
                    Todd S. Londa                       (Principal Accounting Officer)


                 /s/ Philip E. Barak                    Director                                  February 22, 1999
------------------------------------------------------
                   Philip E. Barak


                  /s/ H. Robert Gill                    Director                                  February 22, 1999
------------------------------------------------------
                    H. Robert Gill


                  /s/ M. Thomas Hull                    Director                                  February 22, 1999
------------------------------------------------------
                    M. Thomas Hull


                  /s/ Fred F. Nazem                     Director                                  February 22, 1999
------------------------------------------------------
                    Fred F. Nazem

                               INDEX TO EXHIBITS



EXHIBIT
NUMBER        DESCRIPTION OF DOCUMENT
-------       -----------------------------------------------------------------
3(i).3*       Restated Certificate of Incorporation.
3(ii).5*      Bylaws.
4.1           Reference is made to Exhibits 3(i).3 and 3(ii).5.
5.1           Opinion of Cooley Godward LLP.
10.3*         Investors' Rights Agreement, by and among Spatial and the
              investors listed on Schedule A thereto, dated as of February 4,
              1993.
10.31**       Registration Rights Agreement, by and between Spatial and Three
              Space Limited, dated as of December 31, 1997.
10.33***      Stock Purchase Agreement, by and between Spatial, IDA and the IDA
              Selling Shareholders named therein, dated as of December 23,
              1998.
23.1          Consent of KPMG LLP.
23.2          Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1          Power of Attorney. See signature page.

*Incorporated by reference to the registrant's Registration Statement on Form SB-2, File No. 333-5416-D, as amended.

**Incorporated by reference to the registrant's Current Report on Form 8-K, File No. 000-28842, filed on January 16, 1998.

***Previously filed with the Securities and Exchange Commission as an exhibit to the Schedule 13D (File No. 005-47261) filed by William Turcotte II on January 4, 1999 and incorporated herein by reference thereto.